                                   EXHIBIT 11



                STATEMENT REGARDING COMPUTATION OF PER SHARE
                                      LOSS





                                                                                      Three Months        Three Months
                                                                                          Ended               Ended
                                                                                      June 30, 1997       June 30, 1996
                                                                                      -------------       -------------

Net loss                                                                              $ (4,027,732)       $ (4,943,991)
                                                                                      ============        ============

Calculation of shares outstanding:

        Weighted average common shares outstanding used in calculating net loss per share in accordance with generally accepted accounting
           principles                                                                   20,752,848          17,325,561
                                                                                      ------------        ------------


           Total                                                                        20,742,848          17,325,561
                                                                                      ============        ============

Net loss per share                                                                    $      (0.19)       $      (0.29)
                                                                                      ============        ============
